Exhibit 99.3

American Campus Communities
Fourth Quarter 2004 Earnings
March 2, 2005

Operator: Please stand by, we're about to begin. Good morning everyone and welcome to the American Campus Communities, Inc. Fourth Quarter 2004 Earnings Conference Call. Today's call is being recorded. At this time, all participants are in a listen only mode. Following the presentation, we will conduct a question and answer session and instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference is being recorded and would now like to turn the conference over to Georganne Palffy of the Financial Relations Board. Please go ahead.

Georganne Palffy: Good morning and thanks to all of you for joining the American Campus Communities Fourth Quarter 2004 Conference Call. The press release was furnished on form 8K to provide access to the widest possible audience. In the release the company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Reg G requirements. If you do not yet have a copy of the release, it is available on the company's website at www.americancampuscommunities.com in the investor relations section under press releases. Also posted on the company website in the investor relations section, you will find a supplemental financial package. Additionally, we're hosting a live webcast of today's call, which you can access in the same section. An audio webcast replay will be available for one month on the company's website. The company will have a few selected slides that will be accompanying their discussion this morning and those can be found on their website.

     Management will be making forward looking statements today. The reference is to the disclosure in the press release on the website with the slides as well as SEC filings. Management would like me to inform you that certain statements made during this conference call which are not historical fact may be deemed forward looking statements within the meaning of Section 27A of The Securities Act of 1933 and Section 21E of The Securities and Exchange Act of 1934, as amended by The Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward looking statements are based on reasonable assumptions, they are subject to economic risks and uncertainties. The company can provide no assurance that its expectations will be achieved and actual results may vary. Factors and risks that could cause actual results to differ materially from expectations are detailed in the press release and from time to time in the company's periodic filings with the SEC. The company undertakes no obligation to advise or update any forward looking statements to reflect events or circumstances after the date of this release.

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     So, having said all of that, I would now like to introduce management.  Mr.
Bill Bayless, Chief Executive Officer; Mr. Brian Nickel, Chief Investment Officer; and Mr. Mark Hager, Chief Financial Officer, and turn the call over to Mr. Bayless for his opening remarks. Please go ahead, sir.

Bill Bayless: Thank you Georganne. Good morning and thank you all for joining us as we discuss our operating and financial results for the fourth quarter of 2004. We'll also be providing you with an update on important recent business activities in the new year. As Georganne stated, there is a corresponding slide presentation available on our website at americancampuscommunities.com, which we will be referring to periodically throughout the call. Presenting with me are Brian Nickel, our Chief Investment Officer, and Mark Hager, our Chief Financial Officer. Greg Dowell, our Chief of Operations, is also with us and is available to participate in the question and answer session.

     Let me first address the format of our presentation today. I'll review the highlights of the fourth quarter, provide an overview of our same store operational results and discuss the leasing status of our owned properties for the upcoming 2005/2006 academic year. Mark will then discuss our 2004 fourth quarter and year end financial results, our capital structure as of 12/31/04 and will provide an outlook for 2005. Brian Nickel will then discuss our recent, upcoming and pipeline investment opportunities for each segment of our business. We'll then open the call for questions and answers. With that, we'll begin.

     The fourth quarter of 2004 was our first full quarter as a public company. It was also the first quarter to reflect a full quarter's contribution from our construction properties which we opened in late August. During the quarter, we achieved earnings per share and FFO at a level slightly above the range of guidance previously given, and we achieved FFOM within the range of guidance previously given. Mark will discuss this in greater detail.

     In December, we closed on and commenced construction on Cullen Oaks Phase 2, a 17 million dollar, on campus participating property at the University of Houston that is scheduled to open in August, 2005. We also closed on and commenced construction on Vista Del Campo Phase 2, a 110 million dollar, third party development located on the campus of the University of California Irvine. Upon completion and occupancy of this property in August of 2006, we will also provide third party management services. During the quarter, we also assumed third party management of two properties serving students attending Florida State University and Central Michigan University. Fourth quarter 2004 third party management services revenue increased 115% over the same quarter in the prior year. Occupancy at our same store owned off campus assets as of 12/31/04 was 97% compared to 88.3% for the same date from the prior year.



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     Same store NOI for our owned off campus  properties for the 12 month period ended 12/31/04 was 16.4 million compared to 16.2 million for the 12 month period ended 12/31/03, an increase of 0.7%. As a benefit of our successful Fall 2004 lease up, same store NOI for our owned off campus properties for the three month period ended December 31st '04 was 4.6 million compared with 4.0 million for the three months ended 12/31/03, an increase of 15%. This 15% increase in same store NOI was driven by an 8.8% increase in revenues, while operating expenses
increased  by  only  2.3%.  When  including  the  contributions   from  our  new
construction properties, NOI for the entire portfolio of owned, off campus assets for the 12 month period ended 12/31/04 was 18.3 million compared to 16.2 million for the 12 month period ended December 31st '03, an increase of 12.4%. NOI for our entire portfolio of owned, off campus properties for the three month period ended 12/31/04 was six million compared with four million for the three month period ended 12/31/03, an increase of 51.3%. This 51.3% increase in NOI was driven by a 35.8% increase in revenues, while operating expenses only increased by 19.3%.

     Same store NOI's for our on campus participating properties for the 12 month period ended 12/31/04 was 9.1 million compared to 8.3 million for the 12 month period ended 12/31/03, an increase of 9.6%. NOI for on campus participating properties for the three month period ended 12/31/04 was relatively constant at 3.5 million, increasing slightly by a percentage point. This one percent increase in same store NOI was driven by a 0.3% increase in revenues, while operating expenses actually decreased by 0.8%.

     Since the beginning of the new year, we have had significant business activities. In early January we completed the disposition of University Village at Cal State University, San Bernardino to the university for net proceeds of
28.1 million. Earlier this month we closed on the acquisition of a five property portfolio in Florida for an aggregate purchase price of 53.5 million, including the assumption of approximately 35.4 million in fixed rate mortgage debt. We also recently executed a purchase and sale contract to acquire the Exchange at Gainesville, the 1,044 bed community serving students attending the University of Florida for 47.5 million dollars, and we've executed a purchase and sale contract to acquire Cityparc at Fry Street, a 418 bed community serving students attending the University of North Texas, for a purchase price of 19.2 million, including the assumption of approximately 11.8 million in fixed rate mortgage debt.

     Each of the acquisitions that I have just mentioned exemplifies our core investment strategy. We continue to focus on owning assets that are less susceptible to market fluctuations. Each of these assets are well located at their respective campuses, with either pedestrian, bicycle or university shuttle access. They are also located in specific sub markets that have barriers to entry and they offer some form of competitive product differentiation. We remain committed to a disciplined investment strategy. For us it's not about being the biggest, it's about delivering maximum shareholder return by staying true to the underlying fundamentals of our investment strategy, which we know are essential for long term success in this industry.

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     If you look at slide nine on our webcast,  you'll see that we currently own
22 properties containing approximately 14,000 beds. Including our most recent acquisition our own portfolio is currently 96.6% occupied. In addition, we manage 19 properties on a third party basis, predominantly for colleges, universities and financial institutions. This brings our total properties and beds under management to 41 and 25,418 respectively.

     I'd now like to address the level of fluctuation in our occupancy from the fall to the spring semester. At our owned, off campus properties we have a majority of 12 month leases. The terms of each lease requires a resident who will be departing the university, due to graduation or withdrawal from the university, to replace themselves in order to be released from their financial obligations. In addition, to fill vacancies that occur, we market to students who are newly admitted to the university and are commencing their enrollment in the spring term. At September 30, 2004 we had 6,939 students who resided in our same store owned off campus properties. As of February 25th, we had 6,985 residents, an increase of 46 students or 0.7%. This type of stability from fall to spring can be the norm in well managed off campus student housing.

     At our on campus participating properties, we're required to follow the client university's policies related to the release of students who are graduating or withdrawing from the university at the end of a given semester. Here too, we aggressively market to newly admitted students to fill these vacancies. As compared to the 4,083 students who resided in our on campus participating properties at 09/30/04, we had 3,935 residents as of February 25th, a decrease of 148 students or 3.8%. This level of attrition from fall to spring is the norm in on campus student housing, and is consistent with our historical trend for our on campus participating properties, with the exception of 2003, when we experienced an abnormal stability in our on campus occupancy from fall to spring. Please keep in mind that the contribution of value from our on campus participating properties is limited to the actual cash contribution that we receive from our management contracts and our share of the net cash distributions that we receive under these participating lease structures.

     I'd now like to discuss the leasing status for the upcoming 2005/2006 academic year. As we previously discussed on our road show and first earnings call, one of the inherent risks in the student housing industry, and a key difference between student housing and our traditional multi-family peers, is the fact that we must release our properties each academic year. As such, it will be our standard practice to provide you with leasing updates for the upcoming academic year in each of our quarterly calls. With 25 to 26 weeks remaining prior to the commencement of the `05/'06 academic year at our subject colleges and universities, we're off to a very good start. Our same store owned, off campus properties are currently 52% applied for, and 46% leased as compared to 45% and 38% respectively when compared to the same period one year ago. Our average rental rate increase at our same store owned, off campus properties is currently at 2.2%. If we continue to track ahead of our prior year's pace, and individual market conditions warrant, we may have the ability to raise rates further on select product types, in select markets. Conversely, however, we also continually monitor rental rates by accommodation type and leasing pace to ensure that we make prudent pricing adjustments, whether it be increases or decreases, to maximize revenue via rent and occupancy.


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     Our  owned  off  campus  development  at  SUNY  Buffalo,   which  is  under
construction and scheduled to open for occupancy in late August of 2005, has been well received in the market place and is currently 78% applied for and 67% leased. The five recently acquired Florida properties, which we just closed on this month, are currently 29% applied for and 26% leased for the upcoming year. We believe this portfolio's leasing progress is trailing behind that of our same store owned portfolio due to the fact that the majority of re-leasing efforts to the existing residents commenced upon our closing, versus the commencement of re-leasing efforts to current residents in the months of December and January at our same store owned properties. Our corporate marketing and leasing team is currently at those properties to ensure the full and proper implementation of our transitional marketing and leasing plan. For those of you who are viewing the chart on our webcast, you'll note on page 13 that the five newly acquired Florida properties are shown as three properties for lease administration reporting purposes, as two of these properties are second phase developments. Operational and financial reporting will be maintained on all five assets separately.

     When combining all of the previously mentioned categories, our owned off campus portfolio is currently 50% applied for and, excuse me, 50% applied for and 45% leased for the upcoming `05/'06 academic year. In all cases, the difference between our percent applied for and percent leased merely reflects those applications that are in the administrative process of having their leases generated and disseminated for execution by both the student and the parental guarantor. With that, I would now like to turn the call over to Mark to discuss our 2004 financial results, as well as our 2005 outlook.

Mark Hager: Thank you Bill. Looking at our full year results for 2004, our revenue increased 7% over 2003 for a total of 60.8 million dollars, with 2004 NOI for our same store owned, off campus properties remaining relatively level with 2003 at 16.2 million compared to 16.4 million respectively. Our net loss for 2004 totaled 1.3 million compared to a net loss of 0.9 million for a year earlier. Funds from operations for 2004 totaled 8.6 million dollars. As we have previously communicated, we have four on campus properties where we and participating universities each receive 50% of the net cash flow available from our on campus participating properties after payment of operating expenses, debt service and capital expenditures. Under the terms of the participating leases, we do not have access to operational cash flow, and do not have an obligation to financially support these operations. In addition, upon re-payment of our debt, our lease hold interest in these assets is terminated, and therefore, the re-payment of debt and capital investments does not increase our economic interest in these assets. For this reason, when considering FFO as a performance measure, we believe it is useful to consider FFO modified to reflect only the economic impact of the management fees and actual cash received under these participating ground leases. We refer to this measure as FFO modified for the performance of on campus participating properties or FFOM. FFOM for 2004 totaled
6.5  million.  Please  note  that  our 2004  results  reflect  charges  totaling approximately 2.6 million related to certain transactions occurring in conjunction with the company's IPO and related formation transactions. Excluding these charges related to the IPO and formation transactions, net income, FFO and FFOM for the year ended December 31, 2004 would have been 1.3 million, 11.2 million and 9.1 million respectively.

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     As Bill mentioned  earlier,  our fourth quarter  results either exceeded or fell within the range of our previously provided guidance. As we discuss the results of our fourth quarter or 2005 guidance, please note that all per share amounts discussed are calculated on a fully diluted basis. Our total revenue for the fourth quarter of 2004 was 18.2 million, an increase of 2.9 million or 19% from the same quarter in 2003, primarily due to an increase of approximately 2.8 million in owned off campus revenues, a result of the improved occupancy and the opening of the two new development properties that Bill previously mentioned. The net operating margin for our off campus properties, prior to depreciation, improved from 52% for the fourth quarter of 2003 to 57% in fourth quarter 2004, a result of the improved same store operating performance, as well as the opening of the new properties and markets with relatively higher rents.

     Fourth quarter 2004 operating results for our on campus participating properties remain consistent with prior year results, producing revenues of approximately 5.6 million and a net operating margin, before depreciation, of approximately 62%. Third party revenues for the fourth quarter represented 10.2% of our total revenues compared to 12.9% for the same 2003 quarter. All totaled third party service revenues of 1.9 million for the fourth quarter was consistent with that from the same quarter in 2003. A decline in revenues from third party development fees of approximately one half million dollars was offset by a similar increase in third party management fees. The decline in third party service revenues was a result of fewer active projects in the current quarter. Brian Nickel will discuss our third party service prospects in more detail a little later in the call.


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     From a non operating expense  perspective,  the fourth quarter  represented the first full quarter of expenses reflecting the post IPO structure, and consequently, as it relates to non operating expenses, has value in determining our 2005 run rate. Our general and administrative expense for the fourth quarter of 2004 totaled 1.3 million. We believe that this fourth quarter expense level on an annualize basis will approximate our run rate for 2005. Income tax expense related to our TRS for the fourth quarter was not material. Income tax expense related to our TRS is calculated using an effective rate of 38% and is impacted by variations in income and expenses of TRS as well as other factors. At the forecasted midpoint of our guidance range, we do not anticipate 2005 income tax expense to be material. Interest and depreciation expense will be directly and incrementally impacted by the level of acquisitions, developments and capital expenditures, as well as financing activity in 2005.


     Net income for the fourth quarter totaled 3.3 million dollars or 26 cents per share, above our guidance of 21 cents to 23 cents per share. Our funds from operations for the fourth quarter totaled 6.2 million or 48 cents per share, also above our guidance range of 44 to 47 cents per share. Our FFOM totaled 4.5 million for the fourth quarter or 36 cents per share, which was within our guidance range of 35 to 38 cents per share.

     Looking to our 2005 guidance, we expect our 2005 FFOM to be between 1.32 and 1.42 per share, a narrowing from our previous guidance of 1.32 to 1.47 per share. We expect our 2005 FFO to be between 1.42 and 1.50 per share, lower than our previous guidance of 1.54 to 1.67 per share. This revised guidance is due primarily to the following results which differed from our previous assumptions. A delay in closing the acquisition of the five property portfolio in Florida, which we had anticipated closing in mid December, 2004, which actually closed in February, 2005 impacted 2005 FFO and FFOM by approximately three cents per share. The exercise of the option by Cal State San Bernardino to purchase our University Village property there closed on January 5, 2005. This resulted in capital being inactive pending redeployment, which lowers FFO and FFOM by approximately three to seven cents per share. Our previous guidance had treated the development fee revenue from the Cullen Oaks Phase 2 project as third party service revenue, because at that time we were pursuing this project under that structure. Our current guidance reflects this as an on campus participating property structure, and accordingly, this development fee revenue is substantially eliminated in consolidation. This results in a lowering of FFO by approximately four to five cents per share. A reconciliation of our guidance and the key assumptions used in our guidance are included in the earnings news release in the analyst package available on our website

     Taking a look at our capital structure at December 31, 2004, our total enterprise value amounted to 410.4 million dollars, consisting of equity at market value of 286.6 million dollars and debt, excluding our on campus participating property debt, of 123.8 million dollars. The debt consisted of 112 million dollars of fixed rate mortgage debt and 11.8 million dollars of variable rate debt outstanding under our revolving credit facility. As of December 31, 2004 the ratio of total debt, when excluding the on campus participating property debt, to equity was 30%. Our floating rate debt represented nine and a half percent of our total debt. Now, Brian Nickel will discuss our third party services and the status of our current portfolio and acquisition and development prospects. Brian?


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Brian Nickel:  Thanks Mark. As was the case in the last call, I'm going to focus on three growth areas. The third party services business, acquisitions and off campus development. First, let's review the third party services sector. As anticipated, we were successful in closing on the second phase of the University of California Irvine, with projected development fees in excess of 3.5 million, as well as starting construction on the Cullen Oaks transaction which Mark discussed earlier. As we discussed on the last call, revenues for development services for the quarter are below historical levels due to the impact of the overall IPO effort. Since our call, we've continued to see a large number of universities pursuing privatized housing as an alternative, and also started to see the impact of our refocusing on this business segment, having been short listed on seven potential transactions. When taking into account our historical track record for delivery of deals on which we've been short listed, we believe that we are in a good position to be able to move development revenues back to historical levels seen in 2003.

     Our management services business also had strong activity in the fourth quarter, with the addition of two third party managed properties to our portfolio. We continue to be contacted by a large number of lenders, developers and universities seeking management expertise. In 2004 we saw significant revenue growth in this area, as we continued to add large communities to our third party management umbrella. We expect this trend to continue and for revenue attributable to third party management to become a larger portion of the overall third party services business.

     Next I'd like to discuss our acquisition and development activity. As you may be aware from the recent press releases, we were successful in closing on The Proctor Portfolio in February. This acquisition was delayed somewhat due to an extremely cumbersome loan assumption process, but despite the challenges, we successfully closed the acquisition last month, on the same terms as were discussed on the previous call. As you may recall, this was an approximate 55 million dollar acquisition at a seven and a half cap rate when taking into account the above market debt. We are also seeing a lot of activity with the recent announcement of our two pending acquisitions. Cityparc on Fry Street at the University of North Texas is an opportunity that we put under contract in January, but due to contract restrictions, we've not been able to announce until this week. This asset contains 136 units and 418 beds, with a total acquisition price of 19.2 million and a total estimated acquisition cost of 19.5 million. This includes the assumption of 11.8 million in debt. It is consistent with our investment strategy benefiting from pedestrian access to campus and a sub market with barriers to entry and competitive product differentiation at a high growth university. When taking into account the impact of the recognition of fair value of the assumed debt, which has a weighted average interest rate of 5.96%, the cap rate on this asset would be 7%.


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     Also  announced  last week is the pending  acquisition  of The  Exchange at
Gainesville. Located less than one block from the University of Florida at Gainesville, this acquisition also fits squarely into ACC's overall investment strategy. With 396 units and 1,044 beds, this asset benefits from a superior location with pedestrian access to campus and also has spacious floor plans and a spectacular amenities package. These create solid, competitive product differentiation. When these factors are taken into account at this growing university, we believe this asset is properly positioned for strong rent growth. Our estimated going in cap rate is 7% on a purchase price of 47 and a half million and a total estimated acquisition cost of 48.7 million. This asset is being purchased free and clear.

     During the fourth quarter we continued to see cap rates that were compressed when compared to historical levels, with averages in the six and a half to seven and a half percent range. In addition, we are not seeing an appropriate bump in return for additional risk in markets with low growth opportunity, or with assets that are greater distances from campus. Our pipeline of opportunity remains significant at well over 750 million in the active pipeline, but we want to caution that recent activities suggest that cap rates remain low, and we remain focused on qualifying each opportunity to insure that it meets not only quantitative, but qualitative criteria as well.

     On the development front, construction of The Sweet Home Development is proceeding well. We were approximately 30% complete in December and remain on budget. In addition, as Bill mentioned, preliminary leasing numbers look great and we are excited about the opportunity for strong yields on this asset. Since our last call, we have sourced a number of development opportunities and are in active due diligence on two developments that are consistent with our investment strategy and could be completed on time for a 2006 delivery. These represent approximately 80 million in development, with going in yields ranging from 8% to 9%. From a pipeline perspective, we are seeing a large number of development opportunities with attractive yields, and as such, are devoting significant resources to this sector going forward.

     I want to take a couple of minutes and talk about our strategy for funding development and acquisition opportunities. With The Proctor closing, and the Cityparc and Exchange contracts in hand, we anticipate closing on 120 million during, or shortly after, the end of the first quarter of this year. We will also be focusing our efforts on bringing one or more of the owned off campus development opportunities to fruition for a 2005 construction start. It's important to remember that our 2005 development pipeline is still moving through the municipal approval process, and a number of factors could cause these developments to be delayed or ultimately not consummated. During this time, we will continue to qualify and conduct due diligence on our acquisition pipeline, with the intent on closing on subsequent acquisitions at the end of the third quarter and fourth quarter, preferably after the completion of leased up at those properties. Late second quarter and early third quarter is a difficult time for the closing of acquisitions, given that the bulk of assets in the market are in the middle of their lease up cycle, and create unknown lease up risks. During this time, we will also have the opportunity to fully vet our capital strategy, making sure any capital plan is disciplined and beneficial to existing investors. With that, we're going to open it up for questions.


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Operator:  Thank  you.  The  question  and  answer  session  will  be  conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone. If you're on a speaker phone, please make sure your mute function is turned off, to allow your signal to reach our equipment. Again, please press "star one" if you have a question, and we'll pause for just a moment to assemble our roster. And we'll take our first question from Jordan Sadler with Smith Barney.

Jordan Sadler: Good morning guys. I'm here with Jon Litt. My first question is regarding the outlook for '05 and you guys taking the top end of the range down by about five cents on FFOM. You identified, and Mark, you ran through the three items, including the delayed closing and San Bernardino being sold and then Cullen Oaks being treated a little differently. All those items at the low end of the adjustment add up to 10 cents by my count and you're only lowering by five. What's the difference? What's the offset?

Brian Nickel: Well, on the last call we talked about 30 million in at a mid year convention in our guidance. We are, have obviously ramped up our acquisition activity with 70 million under contract at this point in time. So that's re-deployment of that capital, we are being successful with that.

Jonathon Litt: Can you expand a little bit on why San Bernardino decided to purchase that asset? I thought it was advantageous for the universities to have these owned off the book so that they could use that capital for other investments.

Bill Bayless: Yes, and we would have agreed with that also, Jon. One of the things that we think has taken place and where the university was successful in getting Board of Regents approval on that is the escalating cost of construction and development in California. In our UC Irvine Phase 2 we saw about a 15 to 18% increase in construction costs, and the university went to their board and at the agreed upon rate showed that while the per bed purchase price was very good at almost 60,000 per bed, they felt that future development with construction cost escalation would be significantly higher and convinced their board that it was a good bargain for them versus what they, as a state institution, subject to prevailing wages and the like, would have to do to develop in the future on their own. And that's the position the university took with the Board of Regents that was successful.

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Jonathon  Litt:  You have other assets which have similar  options.  What's your sense on the likelihood that in '05 or in '06 that you might see the universities buy in some of those assets?

Bill Bayless: We do not have any other owned off campus properties where those options exist. That was the only one.

Jonathon Litt: And you went through what happened with Cullen Oaks, maybe I, you know, didn't get it quite right. Can you just go through that one more time, maybe a little more slowly with a little more detail?

Bill Bayless: Sure. As you may be aware, we have two properties at the University of Houston, one that was done as an on campus participating property, and the most recent which was one done, under the tax exempt structure, where a third party service provider. At the time we gave our previous guidance, our discussions with the university led us to judge that this was going to be a tax exempt transaction, where the fee on that would have been earned as a third party service. It has since gone full circle and is currently being developed as an on campus participating that causes the recognition of that to be capitalized differently.

Jonathon Litt: So it didn't get the tax exempt status?

Bill Bayless: The University chose at this time not to pursue that type of transaction. It is still open in the future to be able to do so, but given the fact that we are under construction with conventional financing in place as an on campus participating, we certainly feel that it's important to treat it as that, although in the future it could offer an opportunity for a tax exempt take out to that property as well as our adjacent on campus participating property.

Jordan Sadler: So, you're not booking the expected fee on Cullen Oaks Phase 2 was a million, a million and a half dollars?

Brian Nickel: A little over a million.

Jordan Sadler: Ok, and in FFOM you would ordinarily take some portion of that, and now you're not. You're just putting it up in the on campus?

Mark Hager: No, actually, what you'll see in the reconciliation is as we earn that cash fee, that will be added back into the cash adjustment for FFOM.

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

Jordan Sadler: Ok. So what are the total development fees and third party service revenues that are implicit in your '05 guidance, separately?

Brian Nickel: We said at this point and time that we were projecting these to get back up to historical levels. We did that, a little over five million in development services in 2004, about seven million in 2003, so we would expect us to move closer to the seven million.

Jordan Sadler: In 2005?

Brian Nickel: In 2005.

Jordan Sadler: Ok. And the third party property management?

Mark Hager: Approximately 2.6 million, which is slightly ahead of the '04 numbers.

Jordan Sadler: Ok. And then lastly, could you just talk about, well, I guess the cap rates on the two acquisitions you're making here. One, the Cityparc at Fry Street and The Exchange at Gainesville. They both seem to be at about seven caps. Would you characterize those markets as having similar growth prospects, and why would you pay seven for the two of them?

Brian Nickel: A couple of things about them, they have similar growth prospects. The University of Florida is growing, and then The University of North Texas is also growing very rapidly. In addition, both of these assets have pedestrian access to campus and have locations that are virtually impossible to repeat. We think that's going to afford us the opportunity for accelerated rent growth in the future, which justifies the seven cap.

Jordan Sadler: Ok. My last question was just on The Proctor Portfolio, leasing looks like it's a little bit behind schedule you said relative to your other assets that are leasing up for the fall season. Do you still think it will be able to hit the seven and a half cap rate goal?

Bill Bayless: Yes, we do. And again, if we look at the break down of the leasing between renewal of existing residents versus new applications, where it is currently behind is in the renewal of existing, and that was because of it not being kicked off until we closed, and those efforts are now in full swing. We'll have a much better indication as we go through that renewal process that is taking place over the next four weeks.

Jordan Sadler: Ok. Thanks.


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Operator:  And we'll take our next question. As a reminder,  it's "star one" for questions, and I'll take our next question from David Rodgers of KeyMcDonald.

David Rodgers: Yeah, good morning guys. Wanted to ask a couple of questions, I guess. In your guidance for 2005 in the supplement it says you're estimating flat occupancy and rent levels for the `05/'06 academic year. Clearly it looks like you're ahead of both of those. Is that just an extra conservatism, or is there something that gives you pause for concern there?

Brian Nickel: It is conservatism in terms of the guidance.

David Rodgers: Ok. On your leasing, year to date, it looked like you were pretty much running ahead of schedule except for the University of Central Florida. Is there a reason why that market and in particular seems to be struggling? Is it company specific? Is it new supply? Could you give some light on that?

Bill Bayless: No, that market continues to remain strong. We have two assets in that market place, The Village at Science Drive and also Alafaya. Alafaya was tracking behind, Science Drive is right on target. We are monitoring that closely. There again, where we're running a little behind in that market is on the resident renewal. We have a new manager in place at that property and that is where their efforts are focused. We continue to see good growth and good demand from in the new resident phase. The other market where we're watching leasing closely is at the University of Colorado Boulder, which is where we feel the softest market that we're currently located, and where we have a cautious eye towards.

David Rodgers: Ah, at the time of the IPO it seemed that you were probably going to shy away from any of the on campus participating structures in the future and it sounds like this one kind of flopped on you a little bit. But what are your thoughts about further structures in the on campus participating property nature?

Bill Bayless: We do see those as being few and far between. The fact that this was at a client institution on a site adjacent to an existing on campus property is what drove that. Also, from facilitating a transaction the tax exempt structures do take longer time to put in play. And it was the opportunity for the university an existing client to meet their objectives to get those beds online. We still would expect the on campus participating to be fewer and far between. However, we will say one industry trend that we see vary, in the early stages of development, is universities beginning in some of the RFP's that we're seeing, to interject perhaps an opportunity for owner equity to be utilized in on campus transactions, which could in essence present an opportunity to have on campus assets as owned real estate. We think that that opportunity is in its infancy. We're watching closely. We're hoping to try and nurture that, but it could be the next evolution, and that is due to the fact that the cost of these tax exempt financings has risen to a level with bond insurance and transaction costs that now make pure privatization as an alternative perhaps look more attractive.

David Rodgers: Ok. And then, I guess a question for Brian, in terms of the overall acquisition guidance, the acquisition guidance for the full year. I didn't hear you give a specific number. I heard you say the pipeline and we know where you're standing year to date. Did you give, kind of, a weighted average new guidance for acquisitions?

Brian Nickel: We've targeted in our guidance 20 million to happen at the end of the first quarter and another 50 to happen in the middle of the year, which is baked into the guidance right now.

David Rodgers: Ok, and what about capital re-investments in the acquisitions that you're making currently? What level of re-investment do you anticipate, if any?

Bill Bayless: It depends upon the asset. In The Proctor Portfolio it was about 250,000 in terms of immediate upgrades to the product to bring them to the level that we're looking for to drive rents. In the case of Cityparc and The Exchange, they're both new assets that are very well constructed that do not require substantial investment on the front end.

David Rodgers: And, I guess, one quick housekeeping item, the revenues from San Bernardino in the fourth quarter, was it about 900,000 to a million?

Mark Hager: Let me get that for you.

David Rodgers: And I guess and the last question, I guess, while you're looking that up is, did you give any guidance or any indication for FFO or FFOM for the first quarter, in and of itself?

Brian Nickel: We're not speaking to quarterly guidance at this point in time.

David Rodgers: All right, thank you.

Operator: And once again, that's "star one" for questions. We'll take our next question from Tony Paolone with JP Morgan.

Tony Paolone: Hi. Thanks. Just want to clarify the development fee income in your guidance for 2005. You mentioned seven million dollars. Does that include the Cullen Oaks project?

Brian Nickel: Yes.

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


Tony Paolone: Last quarter, I think you also mentioned you had about 7 million that was pretty visible, and then in your guidance for '05 you had between one and three million of spec revenues. How, what's that number now?

Brian Nickel: At this point and time, since nothing's changed since the last quarter, the one to three million did not include the Cullen Oaks and we're on track right now and in the same position we were on the last call.

Bill Bayless: Tony, let me clarify something there, and, please, correct me if I'm wrong, Mark. That seven million is total third party revenue, both development and third party management I speak to in the '05 guidance.

Mark Hager: That's correct.

Bill Bayless: And so, it's the combination of those that we have the ability. But one thing that we are also seeing in that sector is the opportunities, you see in the quarter we had 115% increase in management contracts. Because of our success rate, when we do develop for universities in acquiring the management which runs over 50%, we see that segment of our third party business having greater potential.

Tony Paolone: Ok. So the seven million that you mentioned, that includes the development fees that are visible right now, as well as property management contracts?

Bill Bayless: Yeah, that is correct.

Tony Paolone: In Cullen Oaks.

Bill Bayless: Only the appropriate level of Cullen Oaks based upon it being a on campus participating, again we don't get full recognition of that fee, and that is why the FFOM, FFO rather, came down.

Tony Paolone: Ok. But if I'm thinking in terms of FFOM though, so would that seven million dollars be a different number, kind of on an equivalent basis, could you be getting the full credit for Cullen Oaks?

Bill Bayless: I'm sorry can you repeat the question?

Brian Nickel: Can you repeat that question?

Tony Paolone: So, I'm thinking about this in terms of FFOM. Is there a different number I should be thinking about for Cullen Oaks, then?

Brian Nickel: 1.1 million on Cullen Oaks is the revenue from that transaction. That would be all recognized in FFOM in 2005.

Mark Hager: Approximately all of it.

Tony Paolone: Ok. And again, just to make sure I understand this, that's part of the seven million bucks, or no?

Brian Nickel: No.

Mark Hager: No, it is not a part of the seven million dollars.

Tony Paolone: Ok. So, if I'm just thinking about the economics from these things, putting the accounting aside, you're talking about 8.1 basically.

Brian Nickel: Correct.

Tony Paolone: Ok. And is there anything speculative on top of that that you have in your guidance?

Brian Nickel: It's the same one to three that we identified on the last call.

Tony Paolone: Ok. That's still there then.

Mark Hager: Yes, but we do have good, short list prospects that we are targeting to fill that speculated revenue.

Tony Paolone: Ok. Great, thanks.

Operator: And we'll take our next question from Richard Paoli with ABP Investments.

Richard Paoli: Hey guys. I have a question regarding your, I guess, your leasing indicators for the beginning of the fall season. Historically what is the drop off rate for people that have either, you know, I guess, applied or have signed leases this early in the season? I mean, you know, a lot of things can change between now and September and, you know, how much of a, you know, fall off is there, and is there an economic, I guess, disincentive for people to do that?

Bill Bayless: No, and Richard it's very low, and if you look at a couple of sections that I'll point out to you. Most of our properties are apartment style for upper classmen and so there's more stability than, say, within freshmen. People may recall when we were on the road show this was a big question because we were in the bulk of a lease up. At most of our properties that total cancellation from application to lease is less than two percent. And we do it throughout the year. Those numbers that you're looking at today are not loaded up. Any cancellations that have occurred have already taken place. But one property that has an exception to that is Callaway House at Texas A&M University, which is a freshmen residences hall product, and in that product you do see a higher level, typically between 10 and 12% cancellation, as students who may have been admitted to different universities make their final selection. As you can see, at that particular property, where last year we ended up with (occupancy) 103%, actually had to do some bunk beds in our design bed units, we're actually significantly even further ahead this year. And so, we do not have concern at this point and time.

Richard Paoli: Ok. The other question I have is with respect to, perhaps what I'd call seasonality to your FFO numbers. I know you're not giving quarterly guidance, which, in the future, I'd encourage you guys to do if you could do that. I know you've got a lot going on, returns, acquisitions and such. But, could you kind of give me a sense of, you know, where the high water mark and the low water mark is? I think I know, you know, obviously you've got the lease up expenses in the third quarter, but, could you just enumerate that for me a little better?

Brian Nickel: What we would say about that at this point and time is that we would expect, but you've got to remember, you've got acquisitions that are rolling on.

Richard Paoli: Right. Well, if you hold the acquisitions aside, say on a stabilized basis, you know, where do you see, you know, it sounds like, you know, FFO seems to be kind of stable or, you know, your cash flow from, you know, from December to the March quarter seems kind of flattish, and then what happens, expenses obviously go up in the summer when you do the turnovers, so, you know, put the acquisitions on the side for a minute and say, you know, on a stabilized basis where, you know, your cash flow is, where the variability is in the quarters.

Brian Nickel: The way that works on a same store basis is basically the first and fourth quarter are very similar, a little bit down in the second quarter, and then obviously the third quarter is impacted by turnover expenses as well as there's a few assets that don't, that are not on 12 month leases, and that's what we'd expect to be the weakest quarter. If you add the acquisitions in, and, as we ramp up we would expect the first and third quarter to be very similar, and then the second and fourth quarter to be higher than those, with the fourth quarter being the strongest.

Richard Paoli: Ok. Thank you.

Mark Hager: If I could, let me go back to a previously asked question about revenues on San Bernardino. San Bernardino is reflected as a discontinued operation in our financial statements and so it showed net in that section, but just as a matter of reference, it had 1.2 million in revenues for that period.

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Operator: And again, that's "star one" for questions. And there appears to be no further questions at this time. I would like to turn the conference back over to Mr. Bayless for any additional or closing remarks.

Bill Bayless: Thank you. We would like to thank you for joining all of us as we discussed the fourth quarter. As a company we are very pleased, as to the success of the fourth quarter. We look very forward to continuing to keep you updated, as we implement our growth business plan, and also, very importantly, move, once again to release those beds for the next academic year. We'd like to thank the employees of American Campus and also our board members, who have put forth great efforts to help us in our immediate success. Thank you very much.

Operator: And that does conclude today's teleconference. We do thank you for your participation. You may now disconnect.



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